                     SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C. 20549

                                SCHEDULE 13G

                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO.   4    )*
                                         ------

                                BARRA, Inc.
                     ----------------------------------
                              (NAME OF ISSUER)

                                Common Stock
                     ----------------------------------
                       (TITLE OF CLASS OF SECURITIES)

                                068313-10-5
                     ----------------------------------
                              (CUSIP NUMBER)

   CHECK THE FOLLOWING BOX IF A FEE IS BEING PAID WITH THIS STATEMENT / /. (A FEE IS NOT REQUIRED ONLY IF THE FILING PERSON: (1) HAS A PREVIOUS STATEMENT ON FILE REPORTING BENEFICIAL OWNERSHIP OF MORE THAN FIVE PERCENT OF THE CLASS OF SECURITIES DESCRIBED IN ITEM 1; AND (2) HAS FILED NO AMENDMENT SUBSEQUENT THERETO REPORTING BENEFICIAL OWNERSHIP OF FIVE PERCENT OR LESS OF SUCH CLASS.) (SEE RULE 13D-7.)

   *THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR PAGE.

   THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                        (CONTINUED ON FOLLOWING PAGE(S))


                              PAGE 1 OF 4 PAGES


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CUSIP NO. 068313-10-5                 13G                 PAGE  2  OF  4  PAGES
          -----------                                          ---    ---

-------------------------------------------------------------------------------
 (1) NAMES OF REPORTING PERSONS. S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
          Edward D. Baker
          ###-##-####
-------------------------------------------------------------------------------
 (2) CHECK THE APPROPRIATE BOX IF A MEMBER     (A)  / /
     OF A GROUP*                               (B)  / /
-------------------------------------------------------------------------------
 (3) SEC USE ONLY

-------------------------------------------------------------------------------
 (4) CITIZENSHIP OR PLACE OF ORGANIZATION
          United States of America
-------------------------------------------------------------------------------
NUMBER OF SHARES              (5) SOLE VOTING
 BENEFICIALLY                       POWER         746,300
 OWNED BY                    --------------------------------------------------
 EACH REPORTING               (6) SHARED VOTING
 PERSON WITH                        POWER         0
                             --------------------------------------------------
                              (7) SOLE DISPOSITIVE
                                    POWER         746,300
                             --------------------------------------------------
                              (8) SHARED DISPOSITIVE
                                    POWER         0
-------------------------------------------------------------------------------
 (9) AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          746,300
-------------------------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
          8.91%
-------------------------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                PAGE 2 OF 4 PAGES

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ITEM 1(A).   NAME OF ISSUER

             BARRA, Inc.

ITEM 1(B).   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

             1995 University Avenue, Suite 400
             Berkeley, CA 94704

ITEM 2(A).   NAME OF PERSONS FILING
             Edward D. Baker III

ITEM 2(B).   ADDRESS OF PRINCIPAL BUSINESS OFFICE, OR, IF NONE, RESIDENCE

             395 Hampton Road, Piedmont CA 94611

ITEM 2(C).   CITIZENSHIP

             United States of America

ITEM 2(D).   TITLE OF CLASS OF SECURITIES

             Common Stock

ITEM 2(E).   CUSIP NUMBER

             068313-10-5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13-D1(B) OR 13-D-2(B), CHECK WHETHER OR NOT THE PERSON FILING IS A:

             N/A

ITEM 4.      OWNERSHIP

             The information required by this Item 4 is set forth on the cover page of this Schedule 13G in Items 5-11 and is incorporated herein by this reference. See Item 6 below.

                                PAGE 3 OF 4 PAGES

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ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

             The shares of Common Stock of BARRA, Inc. owned by the reporting person may be subject to community property laws where applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

             N/A

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             N/A

ITEM 9.      NOTICE OF DISSOLUTION OF GROUP

             N/A

ITEM 10.     CERTIFICATION

             N/A


                                    SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     2-6-97
                         ------------------------------
                                      Date


                               /s/Edward D. Baker
                         ------------------------------
                                    Signature


                                 Edward D. Baker
                         ------------------------------
                                   Name/Title



                                PAGE 4 OF 4 PAGES